Exhibit 99.1

SAIC Announces Financial Results for the First Quarter of Fiscal Year 2017

Revenues: $1,215 million
Earnings before interest, taxes, depreciation and amortization (EBITDA) margin: 6.7%; Adjusted EBITDA margin: 7.1%
Operating income: $66 million; Adjusted operating income: $73 million
Diluted earnings per share: $0.71; Adjusted diluted earnings per share: $0.80
Cash flows provided by operating activities: $35 million
Repurchased 622K shares for $30 million
Book-to-bill ratio of approximately 1.0

MCLEAN, VA, June 13, 2016—Science Applications International Corporation (NYSE: SAIC), a leading technology integrator providing full life cycle services and solutions in the technical, engineering, intelligence, and enterprise information technology markets, today announced financial results for the first quarter ended May 6, 2016.

“SAIC delivered solid results for the first quarter of fiscal year 2017 and continued to deploy capital from strong cash flow to enhance shareholder value,” said Tony Moraco, Chief Executive Officer of SAIC. “The combination of modest market improvements, notable business development results, and an increase in the pace of share repurchases provides a sound foundation to start the fiscal year.”

First Quarter Fiscal Year 2017: Summary Operating Results

	Three Months Ended
	May 6, 2016	Percent change		May 1, 2015
	(in millions, except per share amounts)
Revenues	$1,215	20%		$1,009
Operating income	66	16%		57
Operating income as a percentage of revenues	5.4%	-20	bps	5.6%
Adjusted operating income(1)	73	22%		60
Adjusted operating income as a percentage of revenues	6.0%	10	bps	5.9%
EBITDA(1)	81	31%		62
EBITDA as a percentage of revenues	6.7%	60	bps	6.1%
Adjusted EBITDA(1)	86	32%		65
Adjusted EBITDA as a percentage of revenues	7.1%	70	bps	6.4%
Net income	33	0%		33
Diluted earnings per share	$0.71	3%		$0.69
Adjusted diluted earnings per share(1)	$0.80	10%		$0.73
Cash flows provided by operating activities	$35	21%		$29
Free cash flow(1)	$31	11%		$28
(1)

Adjusted operating income, EBITDA, adjusted EBITDA, adjusted diluted earnings per share and free cash flow are non-GAAP financial measures. See Schedule 5 for reconciliation to the most directly comparable GAAP financial measures.

Revenues for the first quarter were $1,215 million compared to $1,009 million during the prior year quarter, which represents an increase of $206 million. Our fiscal year 2017 is a 53-week year and contains an extra week compared to the prior fiscal year. The extra week occurred during the first quarter of fiscal 2017.  Of the $206 million increase in revenue in the current quarter, an estimated $88 million of the increase was due to the additional week in the first quarter. The remaining revenue growth was primarily due to the acquisition of Scitor, which occurred during the second quarter of the prior fiscal year and revenue from newly awarded programs ($42 million). These increases were partially offset by lower current quarter supply chain material volume ($41 million) as a result of a recompete contract loss last year.

The Company’s internal revenue contraction for the first quarter was 3.1%. As is shown in Schedule 5, to calculate internal revenue growth or contraction, revenues from the prior year quarter were adjusted to include Scitor’s historical revenues as if the acquisition had occurred at the beginning of the comparable prior year period. Also, this calculation adjusted first quarter fiscal 2017 revenues to exclude the estimated impact of the additional week in order to provide a more equitable comparison to fiscal 2016. Revenues contracted primarily due to the supply chain contract loss and a decrease in revenues generated by the legacy Scitor business caused by delays in contract awards, and transition of work to small business set aside contracts. These decreases were partially offset by revenues on newly awarded programs.

Operating income for the quarter was $66 million, or 5.4% of revenues, down from 5.6% in the prior year quarter. The decrease was primarily due to increased current year selling, general and administrative expense (SG&A) as well as acquisition and integration costs related to lease exit costs. SG&A for the quarter includes the amortization of acquired Scitor intangible assets ($7 million) and executive severance expense ($2 million). These decreases to operating income were partially offset by higher net favorable changes in contract profit estimates compared to the prior year period ($5 million) and reduced volume on supply chain contracts that generate lower operating margins.

Adjusted EBITDA (which excludes acquisition and integration costs) was $86 million for the first quarter, or 7.1% of revenues, compared to 6.4% in the comparable prior year quarter. The increase was due to strong contract performance and the inclusion of Scitor which has a relatively higher EBITDA margin percentage than our historical business, along with reduced supply chain contract volume.

Net income for the quarter was consistent with the prior year quarter, primarily due to increased operating income ($6 million, net of tax), offset by increased interest expense on incremental term loan borrowings related to the Scitor acquisition ($6 million, net of tax).

Diluted earnings per share was $0.71 for the quarter and adjusted diluted earnings per share was $0.80 (which excludes the estimated after-tax effects of $7 million of acquisition and integration costs). The weighted-average diluted shares outstanding during the quarter was 46.5 million shares.

Cash Generation and Capital Deployment

Total cash flows provided by operating activities for the quarter were $35 million, an increase of $6 million from the comparable prior year quarter. The increase in operating cash flows over the prior year quarter was primarily due to lower income tax payments ($3 million) and cash flows provided by the operating activities of Scitor. These increases were partially offset by a current period investment of working capital for the Assault Amphibious Vehicle contract ($7 million) and higher interest payments in the current period as a result of additional borrowings ($9 million).

During the quarter SAIC deployed $44 million of capital, consisting of $14 million in cash dividends and $30 million in plan share repurchases (approximately 622 thousand shares) under SAIC’s previously announced share repurchase program.

Quarterly Dividend Declared

Subsequent to quarter end, the Board of Directors declared a regular quarterly cash dividend of $0.31 per share payable on July 29, 2016 to stockholders of record on July 15, 2016. SAIC intends to continue paying dividends on a quarterly basis although the declaration of any future dividends will be determined by the Board of Directors each quarter and will depend on earnings, financial condition, capital requirements and other factors.

New Business Awards

Net bookings for the quarter were approximately $1.3 billion, which reflects a book-to-bill ratio of approximately 1.0. SAIC’s estimated backlog of signed business orders at the end of the quarter was approximately $7.2 billion of which $2.1 billion was funded.

SAIC was awarded the following notable contracts during the quarter:

U.S. Army – Aviation and Missile Research, Development, and Engineer Center (AMRDEC): SAIC received multiple task order contract modifications by AMRDEC to continue to provide services, including: modeling and simulation environments support; integrated air and missile defense technical support; business system combined software support; aircraft survivability equipment support; joint battle command platform and aviation systems support; and computer resources support. These task order modifications have a total contract value of approximately $190 million.

U.S. Navy - Naval Sea Systems Command (NAVSEA): SAIC was awarded a task order by the U.S. Navy to continue to provide technical solutions to the NAVSEA Program Executive Office Integrated Warfare Systems (PEO IWS). SAIC will provide technical services (including systems engineering, integration, and testing) to support product development on current and future programs. The task order has a one year base period of performance and two one-year options with a total contract value of approximately $141 million if all options are exercised.

U.S. Navy - Naval Surface Warfare Center, Crane Division (NSWC Crane): SAIC was awarded two task orders by NSWC Crane under the SeaPort-e contracting vehicle to continue to provide engineering, technical, and program management support services. Under the task orders SAIC will support the Quality and Systems Engineering Assurance, and Surveillance and Reconnaissance Systems divisions. The task orders each have a one-year base period of performance and four one-year options and have a total estimated combined contract value of $73 million if all options are exercised.

SAIC was awarded the following notable contracts after the end of the quarter:

General Services Administration (GSA) and Office of Personnel Management (OPM):  The GSA and OPM awarded SAIC a new contract on two Human Capital and Training Solutions contract pools to provide training and development services to the federal government’s workforce. The multiple-award, indefinite delivery, indefinite quantity (IDIQ) contract has a five-year base period of performance, one five-year option and one six-month option. Pool 1 has a total contract value available to all awardees of $3.45 billion and Pool 2 of $2.3 billion, if all options are exercised. SAIC is one of 33 awardees in Pool 1 and one of 39 awardees in Pool 2. Under the contract, SAIC will provide federal government agencies with training and development, human capital strategy and organizational performance improvement services to meet the U.S. government’s workforce needs.

U.S. Cyber Command (USCYBERCOM): SAIC was awarded a new contract to provide a wide range of cyber operations services to support USCYBERCOM’s operational mission. SAIC is one of six awardees under the IDIQ contract, which has a five-year base period of performance and a total contract value of $460 million for all awardees.

U.S. Navy - Naval Supply Systems Command: SAIC was awarded a new contract to provide reengineering, development, and personal computer simulation services in support of the command’s Naval Training Products and Services program. SAIC is one of five awardees under the IDIQ contract, which has a three-year base period of performance, one three-year option, and a total estimated contract value of approximately $343 million for all awardees, if all options are exercised.

Conference Call Information

SAIC management will discuss operations and financial results in an earnings conference call beginning at 8 a.m. eastern time on June 13, 2016. A live audio broadcast of the conference call, along with a supplemental presentation, will be available to the public through links to the Investor Relations section of the SAIC website (http://investors.saic.com). Interested parties may listen to the conference call by dialing +1.888.397.5354 (toll-free U.S.) or +1.719.325.2133 (international/local) and entering passcode 4410014.

About SAIC

SAIC is a premier technology integrator providing full life cycle services and solutions in the technical, engineering, intelligence, and enterprise information technology markets. SAIC is Redefining Ingenuity through its deep customer and domain knowledge to enable the delivery of systems engineering and integration offerings for large, complex projects. SAIC’s approximately 15,000 employees are driven by integrity and mission focus to serve customers in the U.S. federal government. Headquartered in McLean, Virginia, SAIC has annual revenues of approximately $4.3 billion. For more information, visit saic.com. For ongoing news, please visit our newsroom.

Contacts

Investor Relations: Paul Levi, +1.703.676.2283, paul.e.levi@saic.com

Media: Lauren Presti +1.703.676.8982, lauren.a.presti@saic.com

Forward-Looking Statements

Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release may include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, total contract value, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and other capital deployment plans. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: developments in the U.S. government defense budget, including budget reductions, implementation of spending cuts (sequestration) or changes in budgetary priorities; delays in the U.S. government budget process or approval to raise the U.S. debt ceiling; delays in the U.S. government contract procurement process or the award of contracts; delays or loss of contracts as a result of competitor protests; changes in U.S. government procurement rules, regulations and practices; our compliance with various U.S. government and other government procurement rules and regulations; governmental reviews, audits and investigations of our company; our ability to effectively compete and win contracts with the U.S. government and other customers; our ability to retain key employees and customers of recently acquired Scitor Holdings, Inc. and its subsidiaries (collectively, Scitor); our ability to successfully integrate Scitor, including implementing IT and other control systems relating to Scitor’s operations; our ability to generate sufficient earnings to meet the required leverage ratio under our credit facilities, which if unsuccessful would give lenders the right to, among other things, foreclose on all of our assets; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; our ability to accurately estimate costs associated with our firm-fixed price and other contracts; cybersecurity, data security or other security threats, systems failures or other disruptions of our business; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; our ability to effectively deploy capital and make investments in our business; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts, including complex engineering projects; the adequacy of our insurance programs designed to protect us from significant product or other liability claims; our ability to declare future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable laws and contractual agreements; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our Annual Report on Form 10-K, which may be viewed or obtained through the Investor Relations section of our website at www.saic.com.

All information in this release is as of June 13, 2016. SAIC expressly disclaims any duty to update any forward-looking statement provided in this release to reflect subsequent events, actual results or changes in SAIC’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

Schedule 1:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONDENSED AND CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended
	May 6, 2016	May 1, 2015
(in millions, except per share amounts)
Revenues	$1,215	$1,009
Cost of revenues	1,098	923
Selling, general and administrative expenses	44	26
Acquisition and integration costs	7	3
Operating income	66	57
Interest expense	14	4
Income before income taxes	52	53
Provision for income taxes	(19)	(20)
Net income	$33	$33
Weighted-average number of shares outstanding:
Basic	45.0	45.8
Diluted	46.5	47.6
Earnings per share:
Basic	$0.73	$0.72
Diluted	$0.71	$0.69
Cash dividends declared and paid per share	$0.31	$0.28

Schedule 2:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONDENSED AND CONSOLIDATED BALANCE SHEETS

(Unaudited)

	May 6, 2016	January 29, 2016
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$154	$195
Receivables, net	696	635
Inventory, prepaid expenses and other current assets	124	122
Total current assets	974	952
Goodwill	863	860
Intangible assets, net	217	224
Property, plant and equipment, net	66	71
Other assets	14	15
Total assets	$2,134	$2,122

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$472	$447
Accrued payroll and employee benefits	201	184
Long-term debt, current portion	57	57
Total current liabilities	730	688
Long-term debt, net of current portion	999	1,013
Other long-term liabilities	39	41
Total equity	366	380
Total liabilities and equity	$2,134	$2,122

Schedule 3:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONDENSED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended
	May 6, 2016	May 1, 2015
	(in millions)
Cash flows from operating activities:
Net income	$33	$33
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16	5
Stock-based compensation expense	10	9
Excess tax benefits from stock-based compensation	(4)	(3)
Increase (decrease) resulting from changes in operating assets and liabilities:
Receivables	(61)	(17)
Inventory, prepaid expenses and other current assets	(2)	3
Other assets	-	1
Accounts payable and accrued liabilities	10	11
Income taxes payable	16	14
Accrued payroll and employee benefits	17	(29)
Other long-term liabilities	-	2
Total cash flows provided by operating activities	35	29
Cash flows from investing activities:
Change in restricted cash	1	-
Expenditures for property, plant, and equipment	(4)	(1)
Total cash flows used in investing activities	(3)	(1)
Cash flows from financing activities:
Dividend payments to stockholders	(14)	(13)
Principal payments on borrowings	(15)	(7)
Issuances of stock	1	1
Stock repurchased and retired or withheld for taxes on equity awards	(47)	(17)
Excess tax benefits from stock-based compensation	4	3
Disbursements for obligations assumed from Scitor acquisition	(2)	-
Deferred financing costs	-	(1)
Total cash flows used in financing activities	(73)	(34)
Total decrease in cash and cash equivalents	(41)	(6)
Cash and cash equivalents at beginning of period	195	301
Cash and cash equivalents at end of period	$154	$295

Schedule 4:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

BACKLOG

(Unaudited)

The estimated value of our total backlog as of the dates presented was:

	May 6, 2016	January 29, 2016
	(in millions)
Funded backlog	$2,096	$1,879
Negotiated unfunded backlog	5,139	5,319
Total backlog	$7,235	$7,198

Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed and excludes contract awards which have been protested by competitors until the protest is resolved in our favor. SAIC segregates backlog into two categories, funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized by the U.S. government and other customers even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value of contracts which may cover multiple future years under which SAIC is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated future revenues to be earned from negotiated contracts for which funding has not been appropriated or authorized, and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under indefinite delivery, indefinite quantity (IDIQ), U.S. General Services Administration (GSA) schedules or other master agreement contract vehicles.

Schedule 5:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NON-GAAP FINANCIAL MEASURES

(Unaudited)

Three Months Ended
May 6, 2016
(in millions)
Internal revenue growth (contraction)
Prior year period's revenues, as reported	$1,009
Revenues of acquired business for the comparable prior year period	154
Prior year period's revenues, as adjusted	1,163
Current year revenues, as reported	1,215
Estimated impact of 53rd week	(88)
Current year period's revenues, as adjusted for estimated impact of 53rd week	1,127
Internal revenue contraction	$(36)
Internal revenue contraction, as a percentage	(3.1%)

	Three Months Ended
	May 6, 2016	May 1, 2015
	(in millions)
Operating income	$66	$57
Operating income as a percentage of revenues	5.4%	5.6%
Acquisition and integration costs	7	3
Adjusted operating income(2)	$73	$60
Adjusted operating income as a percentage of revenues	6.0%	5.9%

Net income	$33	$33
Interest expense	14	4
Provision for income taxes	19	20
Depreciation and amortization	15	5
EBITDA(2)	81	62
EBITDA as a percentage of revenues	6.7%	6.1%
Acquisition and integration costs	7	3
Depreciation included in acquisition and integration costs	(2)	-
Adjusted EBITDA(2)	$86	$65
Adjusted EBITDA as a percentage of revenues	7.1%	6.4%

(1)

Internal revenue growth (contraction) is a non-GAAP financial measure that management believes provides an indicator of how successful SAIC has been in growing revenues as we develop our base business and access new markets and capabilities provided by acquisitions like Scitor. We calculate our internal revenue growth (contraction) percentage by comparing our reported revenues for the current year to the reported revenues for the prior year comparable period adjusted to include the comparable period historical revenues of acquired businesses as if the acquisition took place in the prior year. For fiscal 2017 we have also adjusted current year revenues to reflect the impact of our 52/53 week fiscal year, which in fiscal 2017 includes an additional productive week that was not included in fiscal 2016. We calculate the revenue impact of the 53rd week by dividing the current year’s revenues by the number of productive days in the current quarter and multiplying that amount by the number of additional days in the current quarter.

(2)

Internal revenue growth (contraction), adjusted operating income, EBITDA and adjusted EBITDA are non-GAAP financial measures that are reconciled in this schedule to the most directly comparable GAAP financial measures. These non-GAAP financial measures provide investors with greater visibility into the financial performance of our Company, including revenues, operating income and net income: but they are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with SAIC's consolidated and combined financial statements prepared in accordance with GAAP. The methods used to calculate these non-GAAP financial measures may differ from the methods used by other companies and so similarly titled non-GAAP financial measures presented by other companies may not be comparable to those provided in this schedule.

Schedule 5 (continued):

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NON-GAAP FINANCIAL MEASURES (continued)

(Unaudited)

	Three Months Ended
	May 6, 2016	May 1, 2015
	(in millions, except per share amounts)
Diluted earnings per share	$0.71	$0.69
Acquisition and integration costs, net of tax benefit, divided by diluted weighted-average number of shares outstanding	0.09	0.04
Adjusted diluted earnings per share(1),(2)	$0.80	$0.73

Cash flows provided by operating activities	$35	$29
Expenditures for property, plant, and equipment	(4)	(1)
Free cash flow(1)	$31	$28

(1)

Adjusted diluted earnings per share and free cash flow are non-GAAP financial measures that are reconciled in this schedule to the most directly comparable GAAP financial measures. These non-GAAP financial measures provide investors with greater visibility into diluted earnings per share and cash flows provided by operating activities, but they are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with SAIC's consolidated and combined financial statements prepared in accordance with GAAP. The methods used to calculate these non-GAAP financial measures may differ from the methods used by other companies and so similarly titled non-GAAP financial measures presented by other companies may not be comparable to those provided in this schedule.

(2)

Adjusted diluted earnings per share is calculated excluding acquisition and integration costs of $7 million for the three months ended May 6, 2016 and uses SAIC’s effective income tax rates for each period reported without the negative effect of the non-deductible acquisition costs that are included in reported net income.